POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned hereby constitutes and appoints John D. Barline, 7138 Interlaken Drive SW, Tacoma, Washington 98499, and Dr. Frank Hartmann, Wissollstrasse 5-43, 45478 Muelheim an der Ruhr, Federal Republic of Germany, each individually as the true and lawful agent and attorney-in-fact of the undersigned in his capacity as Chief Executive Officer of Emil Capital Partners, LLC (“ECP”), each with full power to appoint a substitute to act hereunder, with respect to all matters arising in connection with ECP’s compliance with the requirements of Sections 16(a) and 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, with respect to acquisitions and/or dispositions of shares of Common Stock, par value $1 per share, of The Great Atlantic & Pacific Tea Company (the ‘Transactions”), with full power and authority to execute and deliver for and on behalf of the undersigned all such documents in connection therewith as said agent and attorney-in-fact may deem advisable. The undersigned hereby gives to said agent and attorney-in-fact full power and authority to act in the premises, including, without limiting the generality of the foregoing, power and authority to execute and file with the SEC Form 4s and Schedule 13Ds, and any amendments thereto, in connection with the Transactions.

Duly executed in Montvale, New Jersey, this 29 day of July 2008.

/s/ Dr. Andreas Guldin
Dr. Andreas Guldin